Columbia Funds Variable Insurance Trust - Annual N-SAR report for the period ending 12/31/10

Columbia Asset Allocation Fund, Variable Series
Columbia Federal Securities Fund, Variable Series
Columbia International Fund, Variable Series
Columbia Large Cap Growth Fund, Variable Series
Columbia Large Cap Value Fund, Variable Series
Columbia Mid Cap Value Fund, Variable Series
Columbia Money Market Fund, Variable Series
Columbia S&P 500(r) Index Fund, Variable Series
Columbia Select Large Cap Growth Fund, Variable Series
Columbia Small Cap Value Fund, Variable Series
Columbia Small Company Growth Fund, Variable Series
Columbia Strategic Income Fund, Variable Series
(each a "Fund", collectively the "Funds")


Item 77B - Accountant's report on internal control

Report of Independent Registered Public Accounting Firm

To the Trustees and Shareholders of Columbia Funds Variable Insurance Trust:

In planning and performing our audits of the financial statements of the Columbia Small Cap Value Fund, Variable Series; Columbia Strategic Income Fund, Variable Series; Columbia International Fund, Variable Series; Columbia Large Cap Value Fund, Variable Series; Columbia Select Large Cap Growth Fund, Variable Series; Columbia S&P 500 Index Fund, Variable Series; Columbia Mid Cap Value Fund, Variable Series; Columbia Asset Allocation Fund, Variable Series; Columbia Federal Securities Fund, Variable Series; Columbia Money Market Fund, Variable Series; Columbia Small Company Growth Fund, Variable Series; and Columbia Large Cap Growth Fund, Variable Series (each fund a series of Columbia Funds Variable Insurance Trust and hereafter referred to as the "Funds") as of and for the year ended December 31, 2010, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Funds' internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds' internal control over financial reporting. Accordingly, we do not express an opinion on the effectiveness of the Funds' internal control over financial reporting.

The management of the Funds is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A fund's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A fund's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the fund;
(2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the fund are being made only in accordance with authorizations of management and trustees of the fund; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a fund's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Funds' annual or interim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Funds' internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control over financial reporting that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). However, we noted no deficiencies in the Funds' internal control over financial reporting and its operation, including controls over safeguarding securities that we consider to be material weaknesses as defined above as of December 31, 2010.






This report is intended solely for the information and use of management and the Board of Trustees of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.




/s/PricewaterhouseCoopers LLP

Boston, Massachusetts
February 18, 2011




Item 77D/77Q1(b) - Policies with Respect to Securities Investments:
On October 21, 2010, a Form Type 497, accession number 0001193125-10-233471, which included a supplement dated October 21, 2010 to the registration statement of Columbia Funds Variable Insurance Trust on behalf of Columbia Asset Allocation Fund, Variable Series, was filed with the SEC. This is hereby incorporated by reference as part of the response to these Items 77D and 77Q1(b) of Form N-SAR. The supplement disclosed, effective
October 22, 2010, among otherthings, the termination of the Fund's sub-advisor that managed a portion ofthe Fund and the conversion of the Fund to a fund-of-funds structure,including the following revised strategy:

Under normal circumstances, the Fund invests primarily in shares of mutual funds managed by Columbia Management Investment Advisers, LLC (the Advisor) or its affiliates (Columbia Funds), and may also invest in exchange-traded funds (ETFs) and third party-advised funds (collectively, Underlying Funds), equity and fixed income securities, including Treasury Inflation Protected Securities (TIPS), and other instruments such as derivatives. The Advisor uses asset allocation as its principal investment approach. The Advisor:



allocates the Fund's assets among asset class categories based on the historical and projected returns for each asset class.



chooses Columbia Funds within each asset class category and the amount that will be allocated to each Columbia Fund, based on each Columbia Fund's historical returns and expected performance.



may choose third party-advised Underlying Funds if a Columbia Fund within the desired asset class category is not available.



may invest in equity and fixed income securities, including TIPS, and other instruments such as derivatives.



reviews the asset allocations at least monthly, and may change these allocations when the Advisor believes it is appropriate to do so.
The Fund invests at least 25% of its total assets in fixed-income securities, including preferred stocks and fixed-income securities that, at the time of purchase, are rated below investment grade (which are commonly referred to as "junk bonds") or are unrated but determined by the Advisor to be of comparablequality, or in Underlying Funds that primarily invest in such securities. The Fund may invest in derivatives, including commodity-related derivatives,futures, forwards, options, swap contracts and other derivative instruments.The Fund may invest in derivatives for both hedging and non-hedging purposes,including, for example, to seek to enhance returns or as a substitute for aposition in an underlying asset. The Advisor may sell investments to adjustthe allocation of the Fund's assets; if the Advisor believes that aninvestment is no longer a suitable investment, or that other investmentsare more attractive; to meet redemption requests; or for other reasons.


Item 77E - Legal Proceedings:


Information Regarding Pending and Settled Legal
Proceedings

In June 2004, an action captioned John E.
Gallus et al. v. American Express Financial Corp. and American Express Financial Advisors Inc. was filed in the United States District Court for the District of Arizona. The plaintiffs allege that they are investors in several American Express Company (now known as legacy RiverSource) mutual funds and they purport to bring the action derivatively on behalf of those funds under the Investment Company Act of 1940. The plaintiffs allege that fees allegedly paid to the defendants by the funds for investment advisory and administrative services are excessive. The plaintiffs seek remedies including restitution and rescission of investment advisory and distribution agreements. The plaintiffs voluntarily agreed to transfer this case to the United States
District Court for the District of Minnesota (the District Court). In response to defendants' motion to dismiss the complaint, the District Court dismissed one of plaintiffs' four claims and granted plaintiffs limited discovery.
Defendants moved for summary judgment in April 2007.
Summary judgment was granted in the defendants' favor on July 9, 2007. The plaintiffs filed a notice of appeal with the Eighth Circuit Court of Appeals (the Eighth Circuit) on August 8, 2007. On April 8, 2009, the Eighth Circuit reversed summary judgment and remanded to the District
Court for further proceedings. On August 6, 2009, defendants filed a writ of certiorari with the U.S. Supreme
Court (the Supreme Court), asking the Supreme Court to stay the District Court proceedings while the Supreme
Court considers and rules in a case captioned Jones v. Harris Associates, which involves issues of law similar to those presented in the Gallus case. On March 30, 2010, the Supreme Court issued its ruling in Jones v. Harris
Associates, and on April 5, 2010, the Supreme Court vacated the Eighth Circuit's decision in the Gallus case and remanded the case to the Eighth Circuit for further consideration in light of the Supreme Court's decision in Jones v. Harris Associates. On June 4, 2010, the Eighth
Circuit remanded the Gallus case to the District Court for further consideration in light of the Supreme Court's decision in Jones v. Harris Associates. On December 9, 2010, the
District Court reinstated its July 9, 2007 summary judgment order in favor of the defendants. On January 10, 2011, plaintiffs filed a notice of appeal with the Eighth Circuit.

In December 2005, without admitting or denying the allegations, American Express Financial Corporation (AEFC, which is now known as Ameriprise Financial, Inc.
(Ameriprise Financial)), entered into settlement agreements with the Securities and Exchange Commission (SEC) and Minnesota Department of Commerce (MDOC) related to market timing activities. As a result, AEFC was censured and ordered to cease and desist from committing or causing any violations of certain provisions of the Investment
Advisers Act of 1940, the Investment Company Act of 1940, and various Minnesota laws. AEFC agreed to pay disgorgement of $10 million and civil money penalties of $7 million.
AEFC also agreed to retain an independent distribution consultant to assist in developing a plan for distribution of all disgorgement and civil penalties ordered by the SEC in accordance with various undertakings detailed at http://www.sec.gov/litigation/admin/ia-2451.pdf.
Ameriprise Financial and its affiliates have cooperated with the SEC and the MDOC in these legal proceedings, and have made regular reports to the funds' Boards of Directors/Trustees.

Ameriprise Financial and certain of its affiliates have historically been involved in a number of legal, arbitration and regulatory proceedings, including routine litigation, class actions, and governmental actions, concerning matters arising in connection with the conduct of their business activities. Ameriprise Financial believes that the Funds are not currently the subject of, and that neither
Ameriprise Financial nor any of its affiliates are the subject of, any pending legal, arbitration or regulatory proceedings that are likely to have a material adverse effect on the Funds or the ability of Ameriprise Financial or its affiliates to perform under their contracts with the Funds.
Ameriprise Financial is required to make 10-Q, 10-K and, as necessary, 8-K filings with the Securities and Exchange Commission on legal and regulatory matters that relate to Ameriprise Financial and its affiliates. Copies of these filings may be obtained by accessing the SEC website at www.sec.gov.

There can be no assurance that these matters, or the adverse publicity associated with them, will not result in increased fund redemptions, reduced sale of fund shares or other adverse consequences to the Funds. Further, although we believe proceedings are not likely to have a material adverse effect on the Funds or the ability of Ameriprise Financial or its affiliates to perform under their contracts with the Funds, these proceedings are subject to uncertainties and, as such, we are unable to estimate the possible loss or range of loss that may result. An adverse outcome in one or more of these proceedings could result in adverse judgments, settlements, fines, penalties or other relief that could have a material adverse effect on the consolidated financial condition or results of operations of Ameriprise Financial.